PG&E CORPORATION
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                                                            Page
INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
 DECEMBER 31, 1999 AND 1998:

 Statements of Net Assets Available for Benefits                              2

 Statements of Changes in Net Assets Available for Benefits                   3

 Notes to Financial Statements                                             4-10

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 1999:
 Line 4I of Schedule H - Schedule of Assets Held for Investment Purposes     11

                                                                       EXHIBIT 1

PG&E CORPORATION RETIREMENT SAVINGS PLAN MASTER TRUST

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998 TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    [LETTER HEAD OF DELOITTE & TOUCHE LLP]

INDEPENDENT AUDITORS' REPORT

To the Employee Benefit Committee of PG&E Corporation, and Participants of the PG&E Corporation Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits of the PG&E Corporation Retirement Savings Plan (the "Plan") as of December 31, 1999, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express and opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements as of December 31, 1999 present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 1999 financial statements, and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP


June 23, 2000

PG&E CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1999 AND 1998 (in thousands)
--------------------------------------------------------------------------------

                                                         1999           1998

ASSETS:
  Investments in Master Trust                      $        -     $1,556,898
  Investments at fair value                         1,627,666              -
  Stable Value Fund                                   257,344              -
  Participant loans                                    19,111              -
                                                   ----------     ----------

           Total assets                             1,904,121      1,556,898

LIABILITIES                                                 -              -
                                                   ----------     ----------

NET ASSETS AVAILABLE FOR BENEFITS                  $1,904,121     $1,556,898
                                                   ==========     ==========

See notes to financial statements.

PG&E CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998 (in thousands)
--------------------------------------------------------------------------------

                                                          1999         1998

INCREASE IN NET ASSETS ATTRIBUTABLE TO:
  Employer contributions                              $   20,001    $   17,148
  Employee contributions                                  38,717        42,113
  Interest and dividend income                             4,124             -
  Net appreciation in fair value of investments           69,927       231,479
                                                      ----------    ----------

           Total increase                                132,769       290,740
                                                      ----------    ----------

DECREASE IN NET ASSETS ATTRIBUTABLE TO:
  Benefit distributions to participants                   46,188        59,405
  Administrative expenses                                    160             -
                                                      ----------    ----------

           Total decrease                                 46,348        59,405
                                                      ----------    ----------

NET INCREASE DURING THE YEAR BEFORE
  ASSET TRANSFERS                                         86,421       231,335

ASSET TRANSFERS IN (OUT)                                 260,802        (4,207)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                    1,556,898     1,329,770
                                                      ----------    ----------

  End of year                                         $1,904,121    $1,556,898
                                                      ==========    ==========

See notes to financial statements.

PG&E CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

1. DESCRIPTION OF PLAN

   The following brief description of the PG&E Corporation Retirement Savings Plan (the "RSP"), (formerly the Pacific Gas and Electric Company Savings Fund Plan - Part I) is provided for general informational purposes only. Participants should refer to the Plan Document for more complete information.

   General - Effective June 1, 1999, the Pacific Gas and Electric Company Savings Fund Plan Part I (the "Plan") was amended and restated, and the trustee, State Street Bank and Trust Company, was changed to Fidelity Management Trust Company (the "Trustee"). All Plan assets (except for the Stable Value Fund assets) , held by the former trustee in the Pacific Gas and Electric Company Savings Fund Plan Master Trust (the "Master Trust") were then transferred to the new Trustee. Prior to the restatement and change in trustee, the assets of the former Plan were held and reported along with the assets of another affiliated company plan in the Master Trust. Accordingly, the 1998 investments reported on the accompanying "Statements of Net Assets" represent the Plan's investments in the Master Trust including Stable Value Fund and Participant Loan assets. Subsequent to the restatement, assets of certain affiliated company qualified benefit plans were transferred into the RSP.

   The RSP is a defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The RSP covers certain nonunion and union employees of all companies directly owned by PG&E Corporation (the "Corporation") including employees of the Corporation (collectively the "PG&E Corporation Group") as designated by its Employee Benefit Committee ("EBC"). The companies comprising the PG&E Corporation Group that participate in the RSP consist of:

   .    PG&E Corporation
   .    Pacific Gas and Electric Company
   .    PG&E Gas Transmission, Northwest Corporation
   .    PG&E Gas Transmission, Texas Corporation
   .    PG&E Energy Services
   .    PG&E Generating Company

   The Board of Directors of the Corporation has established the EBC to have oversight over the financial management of affiliated company funded employee benefit plans. Each Company within the PG&E Corporation Group provides administrative support to the EBC to handle the day-to-day administration. The EBC reserves express authority over all and administrative financial decision-making on behalf of the RSP.

   Eligibility - Certain nonunion and union employees of the PG&E Corporation Group are eligible to participate in the RSP as defined by the Plan Document.

   Contributions - Participating employees may elect to contribute from 1 to 16 percent of their covered compensation ("Covered Compensation") on a pre-tax or after-tax basis through payroll deductions.

   The Covered Compensation for purposes of the RSP is limited by the Internal Revenue Code (the "Code") to $160,000 for 1999 and 1998. Participants may also rollover amounts representing distributions from other qualified plans. Pre-tax contributions are not subject to federal or state income tax until withdrawn or distributed from the RSP.

   As provided by the Code, pre-tax employee contributions may not exceed $10,000 for 1999 and 1998, and total contributions to a participant's account may not exceed the lesser of 25% of compensation or $30,000 for each year.

   Participating employees of the PG&E Corporation Group may also elect to contribute any excess funds from their FLEX benefits program as available, which is a "cafeteria" benefit program that qualifies under Section 125 of the Code. These funds, which are invested in the participant's account in December, are considered tax deferred contributions and are also subject to limitations of the Code but are not eligible for matching employer contributions.

   There are two types of employer contributions - matching employer contributions and basic employer contributions. Each employer within the PG&E Corporation Group participating in the RSP adopts its own employer contribution criteria as defined by the Plan Document.Participants who are not accruing service under a defined benefit retirement plan in which their employer participates receive a basic employer contribution of 5% of covered compensation plus, after one year of service, a matching employer contribution of 100% of their elective employee contributions up to 5% of covered compensation. Participants who are accruing service under a defined benefit plan in which their employer participates do not receive a basic employer contribution; such participants receive matching employer contributions of 75% of their elective employee contributions up to 3% of covered compensation for employees with one to three years of service and up to 6% of covered compensation for employees with three or more years of service.

   Participant Accounts - Individual accounts are maintained for each participant in the RSP and each account is credited with their elective contribution, the PG&E Corporation Group's employer contributions and an allocation of the RSP's net earnings and certain investment management fees. Allocations are based on participant account balances as defined in the Plan Document.

   Vesting - Employer contributions and participant elective contributions and their related accumulated earnings and losses are 100% vested at all times.

   Investment Options - Individual participants designate the way in which their contributions and employer contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 1999 and 1998:

   . PG&E Corporation Stock Fund - This Fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of PG&E Corporation stock, while holding an appropriate level (approximately one to five percent) of short-term investments to meet daily liquidity requirements. All employer matching contributions are initially invested in this Fund. However, participants may reallocate the employer match to the other investment options once it has been credited to their account.

   . Bond Index Fund - This Fund seeks to match the returns of the Lehman Brothers Aggregate Bond Index, a benchmark representing the broad, intermediate maturity investment grade U.S. bond market.

   . Small Company Stock Index Fund - This Fund seeks to match the performance of the Russell Special Small Company Index, a benchmark representing the mid- and small- capitalization sectors of the U.S. stock market.

   . Large Company Stock Index Fund - This Fund seeks to match the performance of the Standard & Poor's 500 Index, a benchmark representing the large capitalization U.S. stock market.

   . International Stock Index Fund - This Fund seeks to match closely the performance of the Morgan Stanley Capital International ("MSCI") Europe Australasia and Far East ("EAFE") Index, a benchmark representing the large-capitalization sectors of approximately 20 developed stock markets outside of the United States.

   . Stable Value Fund - This Fund aims to provide safety of principal and liquidity while providing a higher return over time than that offered by money market funds.

   The following three funds were available to participants prior to the plan restatement:

   . Conservative Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 60 percent in the Bond Index Fund, 30 percent in the Large Company Stock Index Fund, 5 percent in the Small Company Stock Index Fund, and 5 percent in the International Stock Index Fund.

   . Moderate Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 40 percent in the Bond Index Fund, 42 percent in the Large Company Stock Index Fund, 8 percent in the Small Company Stock Index Fund, and 10 percent in the International Stock Index Fund.

   . Aggressive Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 20 percent in the Bond Index Fund, 55 percent in the Large Company Stock Index Fund, 10 percent in the Small Company Stock Index Fund, and 15 percent in the International Stock Index Fund.

   Effective June 1, 1999 (date of plan restatement) the RSP offered participants a Mutual Fund Window which provides a broad array of approximately 150 mutual fund options that represent a variety of investment styles and categories from more than 20 investment companies.

   The RSP contains an Employee Stock Ownership Plan (ESOP). This enables the RSP to pay dividends declared on the PG&E Corporation Stock Fund directly to participants each quarter. Participants may elect their dividends earned from this fund in cash, reinvest their dividends earned from this fund back into the fund, or a combination of both.

   Participant Loans - Participants may borrow from their fund accounts a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan terms are up to five years for general purpose loans or up to fifteen years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the prime rate plus 1%, as determined by the RSP's Trustee for the month in which the loan is requested. The rate is set when participants apply for a loan and remains fixed throughout the duration of the loan term. Principal and interest are paid ratably through payroll deductions. The related interest income associated with these loans is re-invested back into the RSP in accordance with the participants' current investment elections.

   Benefits - Upon termination of service from any company within the PG&E Corporation Group, a participant may elect to receive an amount equal to the participant's vested account value. The form of payment may be a single lump-sum distribution, periodic payments, or a partial distribution with the remainder paid later. Participants may also elect to roll their account balances into another qualified plan or account. In the event of a participant's death, the participant's beneficiaries will receive the participant's account value in a lump sum payment except as provided in the Plan Document.

   Withdrawals - Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and applicable company within the PG&E Corporation Group. Hardship withdrawals and certain in-service withdrawals are permitted subject to approval.

   Administrative Expenses - Each company within the PG&E Corporation Group pays its share of the costs of administering the RSP, including fees and certain expenses of the Trustee management fees. Investment management fees are paid by participants. The fees paid by participants reduce the investment return reported and credited to participants.

   Voting Rights - Each participant is entitled to exercise voting rights attributable to the equivalent shares allocated to their account in the PG&E Corporation Stock Fund and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which a participant has not given instructions. The Trustee is required, however, to vote any unallocated shares on behalf of the collective best interest of the RSP participants and beneficiaries.

   Plan Termination - The Corporation's Board of Directors reserves the right to amend or terminate the RSP at any time subject to provisions of ERISA. In the event the RSP is terminated, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Corporation or any company within the PG&E Corporation Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Accounting and Use of Estimates - The accompanying financial statements are prepared in conformity with generally accepted accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with generally accepted accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of additions, deductions, assets, and liabilities and disclosure of contingencies. Actual results could differ from these estimates.

   A participant's interest in the investment funds is represented by participation units allocated on the basis of contributions and assigned a unit value on the basis of the total value of each fund.

   Investment Valuation and Income Recognition - The RSP's investments (except for interest in the Stable Value Fund and the Participant Loans) are stated at fair value. Fair value for units is determined by quoted prices in an active market. The RSP values investments in the Stable Value Fund and Participant Loans at cost which approximates fair value.

   Interest income, dividends, investment management fees where appropriate, and the net appreciation or depreciation in the fair value of the investments held by the RSP are allocated to the individual participating plans each day based upon their proportional share of the fund balances.

   Interest income is recognized as it is earned and dividends are recorded on the ex-dividend date.

   Net appreciation (depreciation) in fair value of investments consists of the net change in unrealized appreciation (depreciation) during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year. Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

   Payment of Benefits - Benefit payments to participants are recorded upon distribution.

   Adoption of Accounting Pronouncement - The Accounting Standards Executive Committee issued the Statement of Position 99-3 ("SOP 99-3") "Accounting For and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters", which eliminates the requirement for a defined contribution plan to disclose participant directed investment programs. The RSP adopted has adopted SOP 99-3 to its financial statements for the year ended December 31, 1999. Accordingly, the 1999 financial statements are not accompanied by exhibits of participant directed fund investment program disclosures required prior to the adoption of SOP 99-3.

3. INVESTMENTS

   General - Each investment fund is managed by the Trustee or an investment manager, which has discretionary investment authority over the funds. Although the EBC is responsible for the selection of the RSP's investment options and the Mutual Fund Window vehicle (although not its constituent funds), neither the EBC nor any of the companies within the PG&E Corporation Group are involved in their day-to-day investment operations.

   Fund Information and Plan Allocation - The following summarizes the investments at fair value fund balances of the RSP as of December 31, 1999 (in thousands):

       PG&E Corporation Stock Fund                                 $  235,031 *
       Bond Index Fund                                                 49,488
       Small Company Stock Index Fund                                  91,079
       Large Company Stock Index Fund                                 958,727 *
       International Stock Index Fund                                  73,186
       Hybrid Funds                                                   210,591 *
       Money Market Funds                                               7,012
                                                                   ----------

       Investments at Fair Value                                   $1,627,666
                                                                   ==========

  *Represents investments greater than 5% of net assets available for benefits

   The following summarizes the net assets and related investment fund balances of the Master Trust and the Plan's allocated share of such amounts as of December 31, 1998 (in thousands):

       PG&E Corporation Stock Fund                              $  987,289
       Bond Index Fund                                              88,637
       Small Company Stock Index Fund                               98,059
       Large Company Stock Index Fund                            1,304,359
       International Stock Index Fund                               37,346
       Conservative Asset Allocation Fund                           36,770
       Moderate Asset Allocation Fund                              181,106
       Aggressive Asset Allocation Fund                             73,929
       United States Bond Fund                                       4,584
                                                                ----------

             Investments at Fair Value                           2,812,079

       Investments at Cost:
         Stable Value Fund                                         445,845
         Participant Loans                                          11,057
                                                                ----------

             Total Investments                                   3,268,981

       Interest and Dividend Receivable                             11,582
       Other Receivable                                              2,333
       Liabilities                                                  (5,387)
                                                                ----------

       Net Assets                                               $3,277,509
                                                                ==========

       Allocated to the Plan                                    $1,556,898
       Allocated to Other Plans                                  1,720,611
                                                                ----------

       Total All Plans                                          $3,277,509
                                                                ==========

   Financial Investments with off-Balance Sheet Risk - The EBC has adopted a "Position Statement on Risk Management and the Use of Derivatives" which applies to the Plan. This statement recognizes that derivatives may be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate in their absence. At December 31, 1999 and 1998, the Plan held no direct investments in derivatives.

4. TAX STATUS

   The Internal Revenue Service (IRS) had ruled that the RSP is a qualified tax-exempt plan under Section 401(a) and Section 409(a) of the Code and trust forming a part thereof is exempt under Section 501(a) of the Code. Accordingly, no provision for federal income taxes has been made to the financials statements. Furthermore, participating employees are not liable for federal income tax on amounts allocated to their accounts attributable to: (1) employee 401(k) contributions, (2) reinvested dividends, earnings, and interest income on both 401(k) contributions and non-401(k) contributions, or (3) employer contributions, until the time that they withdraw such amounts from the RSP.

   The Corporation received a favorable tax determination letter from the IRS on April 25, 2000. Accordingly, the Corporation believes that the RSP is designed and operated in accordance with the applicable requirements of the Code.

                                     ******

PG&E CORPORATION
RETIREMENT SAVINGS PLAN

LINE 41 OF SCHEDULE I - SCHEDULE OF ASSETS HELD
FOR INVESTMENT PURPOSES
AS OF DECEMBER 31, 1999 (Cost and current value in thousands)
-------------------------------------------------------------------------------

                                                                Number of
          Identity of Issuer and Description of                  Units or                            Current
        Investment (Including Maturity and Yield)                 Shares            Cost              Value
   PG&E Corporation Stock Fund:
*   PG&E Corporation Common Stock                               26,216,346      $   340,026        $   227,296
*   Fidelity Institutional Cash Portfolio Money
     Market Fund Class I SHS                                     7,735,326            7,735              7,735
                                                                ----------      -----------        -----------

          Total PG&E Corporation Stock Fund                     33,951,672          347,761            235,031

   PG&E Bond Fund -
*   PG&E Bond Pool                                               4,967,111           50,143             49,488

   PG&E Small Company Stock Fund -
*   PG&E Small Company Stock Pool                                5,776,026           69,194             91,083

  PG&E International Stock Fund -
*  PG&E Large Company Stock Fund -                              76,202,122          854,590            961,275

   PG&E International Stock Pool
*   PG&E Large Company Stock Pool                                4,362,850           51,311             73,186

   Mutual Fund Window Fund -
*   Mutual Fund Pool                                            18,662,507          195,291            210,591

   Money Market Funds:
*   Fidelity Retirement Money Market Fund                        6,338,638            6,339              6,339
*   Fidelity U.S. Government Reserve Fund                          673,279              673                673
                                                                ----------      -----------        -----------

          Total Money Market Fund                                7,011,917            7,012              7,012

   Stable Value Fund (1) -
    PG&E PRIMCO GIC Pool                                        24,811,470          248,115            257,344

   Participant Loans (interest ranging from 8% to 10%)               N/A             19,111             19,111

   TOTAL ASSETS HELD FOR INVESTMENT
    PURPOSES                                                                    $ 1,842,528        $ 1,904,121
                                                                                ===========        ===========

*   Represents a party-in-interest as defined by ERISA